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                                                                     EXHIBIT 6.2

                              CONSULTING AGREEMENT

        THIS AGREEMENT is entered into and is effective as of the 30th day of November, 1998 BY AND BETWEEN MicroASI, Inc., a Texas corporation with principal offices at 9330 LBJ Freeway, Suite 900, Dallas, TX 75243 (the "Company") AND Kingdom Capital, Inc., a Nevada Corporation, with principal offices at 990 Highland Drive, Suite 110V, Solana Beach, California 92075 (the "Consultant").

                                    WHEREAS:

                A. The Company seeks consulting services from Consultant.

                B. Consultant is willing, subject to the terms and conditions of this Agreement, to provide certain consulting services in exchange for fees as more specifically set forth herein.

                C. The Company hereby acknowledges and represents that it has knowledge of Consultant and its staff and that Consultant has the background, knowledge, and expertise that the Company is seeking, and on this basis, the Company hereby enters into this Agreement.

                D. The Company further acknowledges that Consultant will not be performing either legal or accounting services for the Company. The Company further acknowledges and warrants that it has consulted with and will continue to rely on its own legal, tax, and accounting advisors.

                    NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.00 CONSULTING SERVICES. Consultant shall, for a period of two (2) years after the signing of this Agreement, be available to consult with the Company in the following areas:

         1.01 Developing an investor relations program for the Company;
         1.02 Identify potential equity investors;
         1.03 Research on proposed new business opportunities;
         1.04 Assistance in revising the Company's business plan including financial projections, operating strategy, and business development strategy;
         1.05 Executive management and board of directors search, selection, and recruitment;
         1.06 Identification and selection, when necessary of additional professional services;
         1.07 Assistance, when necessary, in negotiations leading to strategic business relationships;
         1.08 Public and media relations including distribution of reports on the company to various print media and brokerage firms as prepared or approved by the company;
         1.09 Assistance in securing purchase order financing.

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2.00 COMPANY'S OBLIGATION TO PAY CONSULTING FEES. In consideration for the services to be rendered by Consultant, the Company shall pay Consultant the following fees:

        2.01 RETAINER FEE. The Company shall pay to Consultant a retainer fee of Sixty Five Thousand Dollars ($65,000.00). The retainer shall be paid in the following manner:

                  $10,000.00 installment to be paid in December 1998 $20,000.00 installment to be paid in January 1999 $20,000.00 installment to be paid in February 1999 $15,000.00 installment to be paid in March 1999

        2.02 MONTHLY FEE. The Company shall pay to Consultant a monthly consulting fee of $25,000.00 beginning in December 1998.

        2.03 INVOICES. The Company shall pay all invoices upon their receipt.

3.00 MISCELLANEOUS

        3.01 FURTHER ASSURANCE. Each of the parties shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

        3.02 SUCCESSORS. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnitees of each of the parties to this Agreement.

        3.03 INDEPENDENT COUNSEL. Each of the parties to this Agreement acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this Agreement of its own free choice without reference to any representations, promises or expectations not set forth herein.

        3.04 INTEGRATION. This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten. Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited hereinabove.

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        3.05 ATTORNEYS FEES. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

        3.06 CONTEXT. Wherever the context so requires: the singular number shall include the plural; the plural shall include the singular.

        3.07 CAPTIONS. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

        3.08 SEVERANCE. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

        3.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts.

        3.10 EXPENSES ASSOCIATED WITH THIS AGREEMENT. Each of the parties hereto agrees to bear its own costs, attorney's fees and related expenses associated with this Agreement.

        3.11 ARBITRATION. Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in Dallas, TX. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 9.05 Above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within Sixty (60) days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgement in accordance with that decision may be entered in any court having jurisdiction thereof.

        3.12 ASSIGNMENT. The Company shall have no right to assign this Agreement or any obligations created hereby unless Consultant expressly approves the assignment in writing.

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        3.13 AUTHORITY TO BIND. A responsible officer of the Company has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Company to execute it.

        3.14 CHOICE OF LAW. The formation, construction and performance of this agreement shall be construed in accordance with the laws of Texas.


        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

FOR THE COMPANY:


By:  /s/ Joel Claybrook
   ----------------------------------
         Joel Claybrook, President


FOR CONSULTANT:


By:  /s/ Brent Fouch
   ----------------------------------
         Brent Fouch, President



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